Exhibit 10.1

EXHIBIT A

Amended and Restated SOW #2 Under Consulting Agreement

Original Effective Date: February 4, 2025

A. Project:

Consultant will render such services as Senti may from time to time on an ad-hoc basis request, assist the Company with its ongoing financial and audit matters at the direction of the Company’s CEO and CFO, as applicable.

B. Schedule Of Work:

This SOW will terminate on March 31, 2025.

C. Fees and Reimbursement:

Consultant shall be paid $390.00 USD per hour for the Services. Consultant agrees to be available as requested by the Company for up to one hundred sixty (160) hours of service during the term of this SOW.

Payment terms: net 15 days from receipt of invoice. Senti will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

E. Miscellaneous.

This Amended and Restated SOW #2 shall supersede in all respects, the original SOW #2 which was effective as of February 4, 2025.

This Amended and Restated SOW #2 may be executed in multiple counterparts, each of which shall be deemed an original and which together shall constitute one instrument. Delivery of an executed counterpart of this SOW by a .pdf data file or other scanned executed counterpart and signed electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS HEREOF, each of the undersigned executes this SOW as of the SOW Effective Date by each Party’s duly authorized representatives.

SENTI BIOSCIENCES,INC.		YVONNE LI
By:	/s/ Tim Lu	By:	/s/ Yvonne Li
	Name: Tim Lu		Name: Yvonne Li
	Title: CEO		Title: Consultant